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                                                                   Exhibit 99.13

                   (Letterhead of BT Alex. Brown Incorporated)


                                 March 30, 1999




The Board of Directors
Karrington Health, Inc.
919 Old Henderson Road
Columbus, Ohio  43220

Members of the Board:

       We hereby consent to the inclusion of our opinion letter to the Board of Directors of Karrington Health, Inc. ("Karrington") as Appendix C to the Proxy Statement/Prospectus of Karrington and Sunrise Assisted Living, Inc. ("Sunrise") relating to the proposed merger transaction involving Karrington and Sunrise. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                           By: /s/ BT Alex. Brown Incorporated
                                               -------------------------------
                                                  BT Alex. Brown Incorporated